Exhibit 3

                                        CERTIFICATE OF INCORPORATION
                                                     OF
                                           AMERICAN DRUG COMPANY
                                     (Incorporated on August 12, 1993)


      1.    The name of the corporation is AMERICAN DRUG COMPANY.

      2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which the corporation may be organized under the General Corporation Law of Delaware.

      4. The Corporation shall have authority to issue a total of Thirty Million One Hundred Thousand (30,100,000) shares of stock consisting of Thirty Million (30,000,000) shares of Common Stock, par value $.01 per share and one hundred thousand (100,000) shares of Preferred Stock, par value $.01 per share.

      5. The Board of Directors is authorized to make, alter ore repeal the by-laws of the Corporation. Election of Directors need not be by written ballot.

      6.    The name and mailing address of the sole incorporator is:

                  M. A. Brzoska
                  1209 Orange Street
                  Wilmington, Delaware 19801

      7. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

      8. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.